NO. 15/06

IAMGOLD AND CAMBIOR AGREE TO A US$3 BILLION TRANSACTION CREATING A LEADING GLOBAL GOLD PRODUCER

Toronto, Ontario, September 14, 2006 - IAMGOLD Corporation (“IAMGOLD” or the “Company”, TSX: IMG, NYSE: IAG, ASX: IGD) and Cambior Inc. (“Cambior”, TSX & AMEX: CBJ) announced today that they have agreed to a US$3 billion transaction to create a new million ounce plus gold producer. The new company will continue under the name IAMGOLD Corporation.

Under the terms of the transaction, which is structured as a Plan of Arrangement, Cambior’s common shareholders will receive 0.42 common shares of IAMGOLD for each issued share of Cambior, representing a value of C$4.83 per share based upon the closing price of IAMGOLD on the TSX on September 13, 2006. This represents a premium of 31% to the closing price of Cambior’s shares on the TSX on September 13, 2006 and 33% based on the 20 day volume weighted average trading prices of IAMGOLD’s and Cambior’s shares on the TSX.

The new IAMGOLD will be the tenth largest publicly-traded primary gold producer in the world with the following attributes:

•  1.1 million ounces of gold production annually;

•  Reserves totaling 9.7 million ounces and total measured and indicated resources of close to 21 million ounces and inferred resources of 8 million ounces;

• Solid balance sheet with a cash and bullion balance in excess of US$210 million and limited debt; and

• Market capitalization of US$3 billion.

The new IAMGOLD is uniquely positioned for growth, both organically and through future acquisitions. The scale of market capitalization and production base combined with a strong balance sheet provides improved financial capability and access to capital. The Company has an excellent technical, operating, development and exploration capability to deliver and build the production pipeline. The Company is unique amongst intermediate gold producers in holding a substantial platform in both South America and West Africa, which are two of the highest growth regions in gold mining. In summary, the combined Company has the financial strength and human resources to take advantage of enhanced exposure to opportunity in growth jurisdictions.

Mr. Joseph Conway, President & CEO of IAMGOLD, said “The transaction with Cambior creates a dynamic, well-funded producer with operations globally. The combined strengths of both companies will result in benefits for all shareholders. While offering a significant premium to Cambior shareholders, this transaction is accretive to IAMGOLD shareholders on key metrics and achieves our stated goal of 1 million ounces of annual production by 2008.”

“We very much look forward to welcoming Cambior employees into the IAMGOLD group as we move forward to create a global growth oriented gold producer in one of the most exciting gold markets of our time.”

Mr. Louis Gignac, President and CEO of Cambior, commenting on the transaction stated “The combination of Cambior’s operating and development expertise and IAMGOLD’s financial strength should create enhanced returns for shareholders and provide greater opportunities for employees of both companies.”

Summary of the Transaction

The business combination of IAMGOLD with Cambior is expected to be completed by way of a court approved Plan of Arrangement whereby each Cambior common share will be exchanged for 0.42 IAMGOLD common shares. After completion of the transaction, current IAMGOLD shareholders will own approximately 57% of IAMGOLD and current Cambior shareholders will own approximately 43%. It is expected that the vote by Cambior shareholders will take place by no later than early November.

The combination has been unanimously approved by the boards of directors of IAMGOLD and Cambior and will be subject, among other things, to the favourable vote of holders of 75% of the Cambior common shares to be voted at a special meeting of shareholders that will be called to approve the transaction. The board of directors of Cambior has determined that the transaction is in the best interest of Cambior and that the consideration offered pursuant to the arrangement is fair to the Cambior shareholders and unanimously recommends that holders of Cambior shares vote in favour of the transaction. BMO Capital Markets has provided an opinion to the board of directors of Cambior that the consideration offered pursuant to the arrangement is fair, from a financial point of view, to the holders of common shares of Cambior. TD Securities has provided an opinion to the board of directors of IAMGOLD that the consideration offered pursuant to the arrangement is fair, from a financial point of view, to the holders of common shares of IAMGOLD.

If the transaction is not completed, Cambior has agreed to pay a fee to IAMGOLD under certain circumstances of C$45 million. Cambior has also provided IAMGOLD with certain other customary rights, including a right to match competing offers.

Management Team and Board of Directors

Joseph Conway, President & CEO of IAMGOLD, will retain his position at the new IAMGOLD. Louis Gignac, President and CEO of Cambior has agreed to provide advisory services to IAMGOLD for at least one year to assist with integration and business development matters. The new IAMGOLD will continue to be based in Toronto, Ontario, and will maintain a significant presence in Longueil and Val D’Or. The board of directors of the new IAMGOLD will be comprised of 12 members, 10 from the board of IAMGOLD and two from the board of Cambior.

Advisors and Counsel

IAMGOLD’s financial advisor is TD Securities Inc. and its legal counsel is Stikeman Elliott LLP and Dorsey and Whitney LLP. Cambior’s financial advisor is BMO Capital Markets and its legal counsel is McCarthy Tétrault LLP.

About IAMGOLD

IAMGOLD Corporation is an established mid-tier gold mining and exploration company. Following the acquisition of Gallery Gold Limited in early 2006, IAMGOLD’s interests include four operating gold mines in West Africa (Mali and Ghana), one operating gold mine in Botswana and certain royalty interests. Its advanced exploration projects include the Quimsacocha project in Ecuador, and the Buckreef project in Tanzania. IAMGOLD’s securities trade on the Toronto, New York, Australian and Botswana stock exchanges.

About Cambior

Cambior Inc. is an international gold producer with operations, development projects and exploration activities throughout the Americas. Cambior’s shares trade on the Toronto (TSX) and American (AMEX) stock exchanges under the symbol “CBJ”. Cambior’s warrants “CBJ.WT.C” and “CBJ.WT.D” trade on the TSX.

Conference Call

A conference call will be held on September 14, 2006 at 9:00 am (ET) to discuss this transaction.

To listen to the conference call please dial: Local Access: 416-695-5259 or Toll-Free Access: 1-877-888-4210 and in Australia by dialing 800 4222 8835. This call is also being webcast and can be accessed at IAMGOLD’s website at: www.iamgold.com.

The call will be recorded and can be played back by dialing: Local Access: 416-695-5275 or Toll-Free Access: 1-888-509-0081 Passcode: 630937.

The webcast will be available for replay at www.iamgold.com.

This press release contains "forward-looking statements", within the meaning of the United States Private Securities Litigation Reform Act of 1995 and applicable Canadian securities legislation, concerning the business, operations and financial performance and condition of each of IAMGOLD and Cambior. Forward-looking statements include, but are not limited to, statements with respect to the future price of gold, the estimation of mineral reserves and resources, the realization of mineral reserve estimates, the timing and amount of estimated future production, costs of production, capital expenditures, costs and timing of the development of new deposits, success of exploration activities, permitting time lines, hedging practices, currency exchange rate fluctuations, requirements for additional capital, government regulation of mining operations, environmental risks, unanticipated reclamation expenses, timing and possible outcome of pending litigation, title disputes or claims and limitations on insurance coverage. Generally, these forward-looking statements can be identified by the use of forward-looking terminology such as "plans", "expects" or "does not expect", "is expected", "budget", "scheduled", "estimates", "forecasts", "intends", "anticipates" or "does not anticipate", or "believes", or variations of such words and phrases or state that certain actions, events or results "may", "could", "would", "might" or "will be taken", "occur" or "be achieved". Forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause the actual results, level of activity, performance or achievements of IAMGOLD and Cambior, respectively, to be materially different from those expressed or implied by such forward-looking statements, including but not limited to: risks related to the integration of acquisitions; risks related to international operations; risks related to joint venture operations; actual results of current exploration activities; actual results of current reclamation activities; conclusions of economic evaluations; changes in project parameters as plans continue to be refined; future prices of gold; possible variations in ore reserves, grade or recovery rates; failure of plant, equipment or processes to operate as anticipated; accidents, labour disputes and other risks of the mining industry; delays in obtaining governmental approvals or financing or in the completion of development or construction activities, as well as those factors discussed in IAMGOLD's and Cambior's Annual Information Forms for the year ended December 31, 2005, available on www.sedar.com, and Form 40-F for the year ended December 31, 2005 on file with the United States Securities and Exchange Commission in Washington, D.C. Although IAMGOLD and Cambior have attempted to identify important factors that could cause actual results to differ materially from those contained in forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that such statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements. IAMGOLD and CAMBIOR do not undertake to update any forward-looking statements that are incorporated by reference herein, except in accordance with applicable securities laws.

For further information, please contact:

Lisa Doddridge
Manager, Investor Relations
IAMGOLD Corporation
220 Bay Street, 5th Floor
Toronto, ON Canada M5J 2W4
T: (416) 360-4710
Toll-Free in North America: 1-888-IMG-9999
F: (416) 360-4750
E-mail: ldoddridge@iamgold.com
Website: www.iamgold.com

Martin Amyot
Manager, Investor Relations
Cambior Inc.
1111 St Charles Street West
Longueuil, Québec, J4K 5G4
Tel: (450) 677-0040
Toll-Free in North America: 1-866-554-0554
Fax: (450) 677-3382
E-mail: info@cambior.com
Website: www.cambior.com